UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2015

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Cisco Systems, Inc.’s (“Cisco”) decision to eliminate the position of President, Development and Sales, and the position of President and Chief Operating Officer, on May 27, 2015, Robert W. Lloyd (President, Development and Sales) and Gary B. Moore (President and Chief Operating Officer) agreed to leave Cisco effective July 25, 2015, the end of fiscal 2015.

Mr. Lloyd and Mr. Moore entered into Separation Agreements each dated May 31, 2015 (the “Separation Agreements”). Each Separation Agreement provides that the executive will be eligible to earn his bonus under Cisco’s Executive Incentive Plan for fiscal year 2015 if he serves through the end of fiscal year 2015 and will be entitled to accelerated vesting of the time-based restricted stock unit awards which are scheduled to vest in September 2015 and September 2016. Subject to the terms and conditions of the respective Separation Agreement, each executive will also be entitled to the performance-based restricted stock unit award which will vest in September 2017 to the extent the performance goals are achieved. Additionally, each executive will be entitled to the following benefits under his Separation Agreement: (i) a cash payment equal to eighteen months of his annual base salary and target bonus award, or $2,200,000 for Mr. Lloyd and $2,268,750 for Mr. Moore, paid during calendar 2016; and (ii) an extension of the post-termination exercise period for any stock options with an exercise price greater than Cisco’s stock price upon separation of employment.

The foregoing descriptions of the Separation Agreements are qualified in their entirety by reference to the Separation Agreements, copies of which are filed as Exhibit 10.1 and 10.2 to this report.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Separation Agreement by and between Cisco Systems, Inc. and Robert W. Lloyd

10.2	Separation Agreement by and between Cisco Systems, Inc. and Gary B. Moore

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: June 1, 2015	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Separation Agreement by and between Cisco Systems, Inc. and Robert W. Lloyd

10.2	Separation Agreement by and between Cisco Systems, Inc. and Gary B. Moore